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                                                                     EXHIBIT 11


                       COMPUTATION OF EARNINGS PER SHARE
        (Dollars and share amounts in thousands, except per share data)
                                  (Unaudited)

                                                        Three Months Ended           Nine Months Ended
                                                            September 30              September 30
                                                         1997         1996          1997         1996
                                                      -----------------------    -----------------------
Net income ........................................   $    5,512   $    4,461    $   13,609   $   15,666
Preferred stock dividend ..........................           --         (149)           --         (447)
Modified treasury stock method adjustment .........          359          132           682          508
                                                      ----------   ----------    ----------   ----------
                                                      $    5,871   $    4,444    $   14,291   $   15,727
                                                      ==========   ==========    ==========   ==========



Average common shares outstanding .................       38,832       37,553        39,438       36,330
Common stock equivalents ..........................       14,594       15,780        15,942       13,855
                                                      ----------   ----------    ----------   ----------
Weighted average common shares outstanding ........       53,426       53,333        55,380       50,185
                                                      ==========   ==========    ==========   ==========


Primary and fully diluted earnings per common share   $     0.11   $     0.08    $     0.26   $     0.31
                                                      ==========   ==========    ==========   ==========